Exhibit 99.2

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	908-591-2839	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Laura Hortas	Blaine Davis
	Communications	Investor Relations
	609-252-4587	212-546-4631
	laura.hortas@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB LOWERS 2006 EARNINGS PER SHARE GUIDANCE

—Not less than $0.95 on a GAAP Basis and non-GAAP basis

(NEW YORK, September 1, 2006) – On August 8, 2006, Apotex Corp. (“Apotex”) announced that it was launching at risk in the United States a generic clopidogrel bisulfate product that competes with PLAVIX®, a product marketed jointly by sanofi-aventis and Bristol-Myers Squibb (NYSE:BMY). On August 31, 2006, the U.S. District Court for the Southern District of New York granted the motion by sanofi-aventis and Bristol-Myers Squibb for a preliminary injunction, which halted sales of Apotex’s generic clopidogrel bisulfate product. Neither the amount of sales made by Apotex prior to this injunction, nor the effect of these sales on market conditions, is currently known. The Company is currently seeking to evaluate the impact of Apotex’s sales of its generic product prior to the injunction on market conditions, including whether such sales generated or resulted in quantities of generic clopidogrel bisulfate in the distribution channels that could satisfy substantially all market demand in the U.S. in 2006 and possibly into 2007.

Based on the assumption that Apotex sales of generic clopidogrel made prior to the imposition of the preliminary injunction satisfy substantially all market demand in the U.S. in 2006, Bristol-Myers Squibb is lowering its previously disclosed full year 2006 guidance for fully diluted earnings per share from continuing operations to no less than $0.95 on a GAAP basis and no less than $0.95 on an adjusted non-GAAP basis. Fully-diluted earnings per share from continuing operations on an adjusted non-

GAAP basis excludes specified items as discussed under “Use of Non-GAAP Financial Information.” The non-GAAP guidance provided above does not include other specified items, which may occur during the year such as milestone payments in connection with previously announced external development, copromotion or alliance charges and payments for in-process research and development, gains or losses from asset disposals, charges related to new transactions, charges and recoveries relating to significant legal proceedings, and restructuring activities. Details reconciling the specified items excluded from adjusted non-GAAP guidance to GAAP guidance are provided in Appendix 1 to this release.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; and significant tax events, including the repatriation of special dividends pursuant to the AJCA. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position. These statements may be identified by the fact that they use words such as “anticipate,” “estimates,” “expect,” “guidance,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing and sales, patent positions and litigation, including the outcome of the PLAVIX(R) litigation in the U.S. and the expiration of patents on certain other products, the impact on sales from amount of generic clopidigrel bisulfate on the market, and the impact and result of governmental investigations. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Appendix 1

BRISTOL-MYERS SQUIBB COMPANY

2006 DILUTED EPS FROM CONTINUING OPERATIONS

IMPACT OF PROJECTED SPECIFIED ITEMS

Diluted EPS Impact
Downsizing and streamlining of worldwide operations	$0.04
Licensing and milestone payments	0.02
Gain on sale of product asset	(0.06)
Litigation matters	0.01
Insurance recoveries	(0.01)

Total	$—